October 29, 2010
Securities and
Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 77-K
of Form N-SAR dated October 29, 2010,
of Federated U.S. Government Bond
Fund and are in agreement with
the statements contained in the
"Change in Independent Registered
Public Accounting Firm" letter
therein. We have no basis to agree
or disagree with other statements of
the registrant contained therein.

       /s/ Ernst & Young LLP